Exhibit (a)(5)(C)

  This announcement is neither an offer to purchase nor a solicitation of an offer to sell any Shares. The Offer is made solely by the preliminary prospectus dated May 23, 2001, as such preliminary prospectus may be amended or supplemented, and the related Letter of Election and Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. In any jurisdiction where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Northrop Grumman Corporation by Salomon
      Smith Barney Inc. or one or more registered brokers or dealers licensed under the laws of such jurisdiction.


                        Notice of Offer to Exchange

                  Each Outstanding Share of Common Stock

        (Including the Associated Preferred Stock Purchase Rights)

                                    of

                      Newport News Shipbuilding Inc.

                                    for

                          Shares of Common Stock

                                    of

                       Northrop Grumman Corporation

                             Valued at $67.50

                                    or

                     $67.50 Net to the Seller in Cash

   (Subject, in each case, to the election and proration procedures and limitations described in the preliminary prospectus and the related Letter of Election and Transmittal)

         Northrop Grumman Corporation, a Delaware corporation ("Northrop Grumman"), is offering to exchange each outstanding share of Common Stock, par value $0.01 per share (the "Shares"), of Newport News Shipbuilding Inc., a Delaware corporation ("Newport News"), for shares of Common Stock, par value $1.00 per share, of Northrop Grumman ("Northrop Grumman Common Stock") designed to have a value of $67.50, or $67.50 net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the preliminary prospectus dated May 23, 2001 (as such preliminary prospectus may be amended or supplemented, the "Prospectus") and in the related Letter of Election and Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). Pursuant to the Offer, shareholders of Newport News will have the right to elect to receive payment for their Shares in either Northrop Grumman Common Stock or cash, provided that the number of shares of Northrop Grumman Common Stock to be issued in the Offer and Merger (as defined below) will be fixed at 16,636,885 shares and the maximum aggregate amount of cash that Northrop Grumman will use to complete the Offer and Merger (other than in connection with certain "top up" provisions described in the Prospectus) will be $891,934,380 (subject to possible increases for fractional shares or to the extent the outstanding number of Newport News shares increases due to option exercises). Electing Newport News shareholders may therefore be subject to proration and other limitations described in the Prospectus.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, JUNE 20, 2001, UNLESS THE OFFER IS EXTENDED.

     The purpose of the Offer is to enable Northrop Grumman to acquire control of, and ultimately the entire common equity interest in, Newport News. Northrop Grumman intends, promptly after consummation of the Offer, to seek to have Newport News consummate a merger with Northrop Grumman or a wholly owned subsidiary of Northrop Grumman (the "Merger") in which each outstanding Share (except for treasury shares of Newport News and shares beneficially owned by Northrop Grumman for its own account) would be converted into the right to receive, pro rata, Northrop Grumman shares and/or cash based on the amount of such consideration available after completion of the Offer, subject to appraisal rights available under Delaware law.

     The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Shares which, together with the Shares beneficially owned by Northrop Grumman for its own account, constitutes at least a majority of the Shares outstanding on a fully diluted basis, (2) the stockholders of Newport News not having approved and adopted the Agreement and Plan of Merger, dated as of April 24, 2001 (the "General Dynamics Merger Agreement"), between Newport News and General Dynamics Corporation, a Delaware corporation ("General Dynamics"), in satisfaction of Section 251 of the Delaware General Corporation Law ("DGCL"), (3) Northrop Grumman being satisfied, in its reasonable judgment, that the General Dynamics Merger Agreement has been validly terminated, and Newport News having entered into a definitive merger agreement with Northrop Grumman to provide for the acquisition of Newport News pursuant to the Offer and the Merger,
(4) Northrop Grumman being satisfied, in its reasonable judgment, that the Newport News Stockholder Rights Agreement is inapplicable to the Offer and the Merger, (5) Northrop Grumman being satisfied, in its reasonable judgment, that the provisions of Section 203 of the DGCL are inapplicable to the Offer and the Merger, (6) all regulatory approvals required to complete the Offer having been obtained and remaining in full force and effect without the imposition of any condition or restriction that would be materially adverse to Northrop Grumman and Newport News on a combined basis, and all statutory waiting periods in respect thereof having expired, and (7) the other conditions to the Offer, as set forth in the Prospectus, having been satisfied or waived, as specified therein.

     Northrop Grumman expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for exchange of, and the exchange of, any Shares, by giving notice of such extension to Mellon Investor Services LLC (the "Exchange Agent"). Northrop Grumman currently intends to extend the Offer until all conditions to the Offer have been satisfied or waived. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Subject to the applicable regulations of the Securities and Exchange Commission, Northrop Grumman also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for exchange of, or, regardless of whether such Shares were theretofore accepted for exchange, exchange any Shares pursuant to the Offer, (ii) to terminate the Offer and not accept for exchange or exchange any Shares not theretofore accepted for exchange upon the failure of any condition of the Offer referred to in the Prospectus under "The Offer-Conditions to Our Offer" to be satisfied, and (iii) to waive any condition (other than the regulatory approvals condition and the conditions relating to the absence of an injunction and the effectiveness of the registration statement relating to the Prospectus) or otherwise amend the Offer in any respect, in each case, by giving notice of such delay, termination, waiver or amendment to the Exchange Agent and, other than in the case of any such waiver, by making a public announcement thereof. Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire.

     For purposes of the Offer, Northrop Grumman will be deemed to have accepted for exchange, and thereby exchanged, Shares properly tendered to Northrop Grumman and not withdrawn if, as and when Northrop Grumman gives notice to the Exchange Agent of Northrop Grumman's acceptance for exchange of such Shares pursuant to the Offer. The Exchange Agent will deliver Northrop Grumman Common Stock and cash in exchange for Shares pursuant to the Offer and cash instead of fractional shares of Northrop Grumman Common Stock as soon as practicable after receipt of such notice. The Exchange Agent will act as agent for tendering stockholders for the purpose of receiving Northrop Grumman Common Stock and cash from Northrop Grumman and transmitting such Northrop Grumman Common Stock and cash to validly tendering stockholders. In all cases, the exchange of Shares accepted for exchange pursuant to the Offer will be made only after timely receipt by the Exchange Agent of (i) certificates for such Shares ("Certificates") or a confirmation of a book-entry transfer of such Shares into the Exchange Agent's account at The Depository Trust Company ("DTC"), (ii) a Letter of Election and Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message (as defined in the Prospectus), and
(iii) any other documents required by the Letter of Election and Transmittal. Under no circumstances will interest be paid on the cash to be paid by Northrop Grumman for such Shares, regardless of any extension of the Offer or any delay in making such payment.

     If any tendered Shares are not accepted for exchange or exchanged pursuant to the Offer for any reason, or if Certificates are submitted representing more Shares than are tendered, Certificates representing unexchanged or untendered Shares will be returned to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Exchange Agent's account at DTC pursuant to the procedures set forth in of the Prospectus under "The Offer-Procedure for Tendering," such Shares will be credited to an account maintained within DTC), as soon as practicable following the expiration or termination of the Offer.

     Except as otherwise provided below, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer and, unless theretofore accepted for exchange pursuant to the Offer, may also be withdrawn at any time after July 21, 2001. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Exchange Agent at one of its addresses set forth on the back cover of the Prospectus and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. The signature(s) on the notice of withdrawal must be guaranteed by a financial institution (including most banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program (an "Eligible Institution") unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in the Prospectus under "The Offer-Procedure for Tendering," any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares and otherwise comply with DTC's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.

     However, withdrawn Shares may be retendered by again following one of the procedures described in the Prospectus under "The Offer-Procedure for Tendering" at any time prior to the expiration date of the Offer. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Northrop Grumman, in its sole discretion, which determination will be final and binding. None of Northrop Grumman, the Exchange Agent, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

     Northrop Grumman may elect to provide a subsequent offering period of three to 20 business days after the acceptance of Shares in the Offer if the requirements under Rule 14d-11 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") have been met. Holders of Shares will not have the right to withdraw Shares tendered in the subsequent offering period, if any.

     The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Prospectus and is incorporated herein by reference.

     THE PROSPECTUS AND THE LETTER OF ELECTION AND TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Copies of the Prospectus, Letter of Election and Transmittal and other exchange offer materials may be obtained at Northrop Grumman's expense from the Information Agent at the telephone numbers and address listed below, or from brokers, dealers, commercial banks and trust companies. Northrop Grumman will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

                  The Information Agent for the Offer is:

                           D.F. KING & CO., INC.

                              77 Water Street
                          New York, New York 10005
               Banks and Brokers Call Collect: (212) 269-5550
                 All Others Call Toll Free: (800) 758-5378

                   The Exchange Agent for the Offer is:

                       MELLON INVESTOR SERVICES LLC

                            85 Challenger Road
                         Ridgefield Park, NJ 07660

                   The Dealer Manager for the Offer is:

                           SALOMON SMITH BARNEY

                           388 Greenwich Street
                          New York, New York 10013
                       Call Toll Free: (888) 328-4596

May 24, 2001

     Investors and security holders are advised to read Northrop Grumman's registration statement with respect to its exchange offer for Newport News common stock, as filed with the Securities and Exchange Commission, because this document contains important information. Investors and security holders may obtain a free copy of the exchange offer registration statement and other documents filed by Northrop Grumman with the SEC at the SEC's Internet web site at www.sec.gov. The exchange offer registration statement and such other documents may also be obtained free of charge by overnight mail or direct electronic transmission by calling D. F. King & Co., Inc. toll-free at (800) 758-5378.